UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 1, 2011

ALLIANCE BANKSHARES
CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	000-49976	46-0488111
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
14200 Park Meadow Drive #200
Chantilly, Virginia 20151
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (703) 814-7200
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
On February 3, 2011, Alliance Bankshares Corporation (the “Company”) issued a press release announcing its financial results for the three months and year ended December 31, 2010. A copy of the Company’s press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.
The Company prepares its financial statements under accounting principles generally accepted in the United States or “GAAP.” However, the press release refers to certain non-GAAP financial measures that we believe, when considered together with GAAP financial measures, provides investors with important information regarding the Company’s operational performance. An analysis of any non-GAAP financial measure should be used in conjunction with the results presented in accordance with GAAP.
Core earnings is a non-GAAP financial measure that reflects net income excluding taxes, loan loss provisions, OREO expenses, gains or losses on security transactions and fair value adjustments. These excluded items fluctuate and are difficult to predict and we believe core earnings provides the Company and investors a valuable tool to measure and evaluate the financial performance of the Company from period to period.
The information in this item, including the attached Exhibit 99.1, is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 1, 2011, the Boards of Directors of the Company and its banking subsidiary, Alliance Bank Corporation (the “Bank”) elected Robert C. Kovarik, Jr. to serve as a director of both the Company and the Bank, effective immediately. Mr. Kovarik has also been appointed to serve on the Company’s Audit Committee.
     Mr. Kovarik brings with him an extensive accounting background, developed while serving as a partner with Ernst & Young LLP and Arthur Anderson LLP for 22 years prior to his retirement. Mr. Kovarik will contribute broad financial management, audit and finance experience to the Company and the Bank. He has served as an instructor at the University of Maryland, George Mason University and James Madison University, and is active as a director of several local civic organizations.
     There are no arrangements or understandings between Mr. Kovarik and any other person pursuant to which Mr. Kovarik was elected as a director.
     There are no related party transactions between Mr. Kovarik or persons related to him and the Company or the Bank that are required to be disclosed under Item 404(a) of Regulation S-K.
     Other than eligibility for director compensation (including grants of equity awards under the Company’s equity compensation plans) for service as a member of the Boards of Directors of the Company and the Bank, as described in the Company’s proxy statement for the Annual Meeting of Shareholders held on July 15, 2010 (and as subject to periodic adjustment), Mr. Kovarik is not a party to any material plan, contract or arrangement entered into or materially amended in connection with his election to the Boards of Directors of the Company and the Bank. Mr. Kovarik will be compensated for his services as a director in the same manner as other non-employee directors.
     On February 4, 2011, the Company issued a press release announcing the election of Mr. Kovarik. The press release is attached as Exhibit 99.2 and is incorporated herein by reference.

Item 8.01. Other Events.
     On February 1, 2011, the Company’s Board of Directors appointed director Dr. Donald W. Fisher to serve as Chairman of the Board of Directors and director William M. Drohan to serve as Vice-Chairman of the Board of Directors, both effectively immediately. On February 4, 2011, the Company issued a press release announcing the leadership changes. The press release is attached as Exhibit 99.2 and is incorporated herein by reference
      As previously disclosed, on November 10, 2010, Frank H. Grace, III, a former executive vice president of the Bank, filed suit against the Company, the Bank, the Chairman of the Board of Directors and the President and CEO of the organizations (collectively, “Alliance”). In the suit, Mr. Grace sought to void the non-compete and non-solicitation provisions of his employment agreement with the Bank, and to collect compensatory, pecuniary and punitive damages of up to $2.85 million plus attorney fees and costs in connection with his resignation of employment and other transactions with the Bank, including forgiveness of certain loans and salary advances made to him during his employment.
      Alliance has settled this litigation effective January 26, 2011. The terms of the settlement include termination of the non-competition provision and modest reductions in the length of the non-solicitation provisions of his employment agreement, settlement payments to Mr. Grace of approximately $122,000, attorney fee payments of $60,000 and debt payments of $95,000, which together are substantially less than the approximately $3 million in total claims asserted by Mr. Grace in the litigation.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

99.1	Alliance Bankshares Corporation press release dated February 3, 2011

99.2	Alliance Bankshares Corporation press release dated February 4, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Bankshares Corporation (Registrant)
By:	/s/ Paul M. Harbolick, Jr.
Paul M. Harbolick, Jr.
Executive Vice President & Chief Financial Officer

Date: February 4, 2011